Exhibit 99.1

THOMSON REUTERS STREETEVENTS EDITED TRANSCRIPT LOGM - Q2 2017 LogMeIn Inc Earnings Call EVENT DATE/TIME: JULY 27, 2017 / 9:00PM GMT

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JULY 27, 2017 / 9:00PM, LOGM - Q2 2017 LogMeIn Inc Earnings Call

C O R P O R A T E   P A R T I C I P A N T S

Edward K. Herdiech LogMeIn, Inc. - CFO and Treasurer

Rob Bradley LogMeIn, Inc. - Director of IR

William R. Wagner LogMeIn, Inc. - CEO, President and Director

C O N F E R E N C E   C A L L   P A R T I C I P A N T S

Benjamin J. McFadden KeyBanc Capital Markets Inc., Research Division - Research Analyst

Gregg Steven Moskowitz Cowen and Company, LLC, Research Division - MD and Senior Research Analyst

Jordan Lee Zelin Needham & Company, LLC, Research Division -Research Assoc of Communications Infrastructure, ICs & Consumer Semiconductors & Technical Software

Matthew George Hedberg RBC Capital Markets, LLC, Research Division - Analyst

Raimo Lenschow Barclays PLC, Research Division - Director and Analyst

Scott Alan Wilson Piper Jaffray Companies, Research Division - Research Analyst

Tyler Wood

PRESENTATION

Operator

Good afternoon, and welcome to the LogMeIn Second Quarter 2017 Earnings Conference Call. (Operator Instructions)

Rob Bradley - LogMeIn, Inc. - Director of IR

Thank you, and welcome to our Second Quarter 2017 Earnings Conference Call. I’m joined today by our President and CEO, Bill Wagner; and our CFO, Ed Herdiech.

During today’s call, we will discuss our business outlook and make other forward-looking statements. These statements are made as of today and are based on our current projections, estimates, forecasts and expectations. Actual events or results could differ due to a number of risks and uncertainties, including those mentioned in our most recent filings with the SEC. The company does not undertake to update any forward-looking statements.

We’re going to begin today’s call with comments by Bill and Ed followed by the Q&A session. (Operator Instructions)

As a reminder, we use non-GAAP financial measures as they are more representative of how we internally measure the business. Non-GAAP financial measures include the GoTo deferred revenue acquisition fair value adjustment and exclude stock-based compensation expense, acquisition and litigation-related costs and amortization. All metrics on the call will be non-GAAP unless otherwise specified. These numbers are reconciled in the tables attached to our press release.

With that, I’m going to turn the call over to our CEO, Bill Wagner. Bill?

William R. Wagner - LogMeIn, Inc. - CEO, President and Director

Thanks, Rob. Good afternoon, and thank you for joining us today as we share LogMeIn’s second quarter results. I’m happy to report that we had another strong quarter in Q2, delivering revenue, adjusted EBITDA and earnings per share that all exceeded the high end of our guidance while

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JULY 27, 2017 / 9:00PM, LOGM - Q2 2017 LogMeIn Inc Earnings Call

generating free cash flow in excess of 30% of revenue. In addition to this strong financial performance, we also made significant progress on our integration priorities and then realizing the cost synergies from our recent GoTo merger.

Looking at our 4 key priorities for 2017, operational integration, synergy capture, cultural integration and long-term strategy, we are now tracking ahead of most of our expectations. This accelerated progress is perhaps most evident when it comes to synergies. We had originally forecast targets of $65 million of run rate synergies in year 1 with an additional $35 million in year 2 for a total synergy target of $100 million over a 2-year time frame. With our first full quarter as a combined company behind us, I’m pleased to report that we now expect to deliver the majority of those run rate synergies at least $90 million in the first year.

As a result of this performance and given the progress of our integration efforts, today, we are raising our outlook for both revenue and margins for the full year. I will turn things over to our CFO, Ed Herdiech, in a few minutes to cover this in detail.

But before I do, I thought I’d share some color on the progress we’ve made in the past few months on our 2017 priorities. No priority is more critical to our long-term success than getting the operational integration right from our teams to our business practices, to our systems. Changes of this magnitude are never easy, but I believe this is an area where speed is critical. While moving as quickly as we can, can sometimes impede short-term performance, getting this work behind us as quickly as possible allows us to begin to move forward as a unified team and lay the foundation for enduring business value.

In Q1, I shared that our focus in speed of execution manifested itself in shared sales and marketing alignment, common CRM and ERP systems and a new organizational structure. By Q2, with many of these changes in our rearview mirror, we expected to see upside benefits in new efficiencies, opportunities and overall productivity, and that’s exactly what happened.

With regard to sales productivity, I believe that building the right organizational structure, assigning new territories, designing compensation and implementing new systems were some of the hardest and most critical work of 2017. We chose to make the majority of these changes soon after the merger was completed, knowing that while we might impact sales productivity in the near term, it’ll allow us to implement cross-selling and other initiatives that much sooner. In looking back in the quarter, I’m pleased to share that while sales performance isn’t yet back to our historical levels, we saw sales rep productivity increase each month in the quarter and finished with a very strong June. We expect to see this trend continue and productivities return to premerger levels as we work through the second half of the year.

And speaking of cross-selling, on our last call, I mentioned that we expected to launch some of the very first orchestrated cross-selling initiatives during the second quarter. I’m very excited to share that our initial cross-selling activity exceeded my expectations. In Q2, over 90% of all sales reps successfully cross sold products from our expanded portfolio. LastPass experienced perhaps the greatest impact with 1/3 of all new touch sales coming from former GoTo sales reps.

But the success certainly wasn’t limited to LastPass. Products like GoToMeeting, Central, GoToAssist and BoldChat were all sold by reps who before February didn’t have those products to sell. In fact, the first ever sale of our newly introduced Bold360 product was from a former GoTo rep in our newly combined Dublin office.

Another proof point is on the adoption of common business practices, including moving the GoTo customer base to annual subscriptions. More than 90% of new sales generated from our sales force in the quarter were annual subscriptions, while approximately 40% of our online sales are now annual. In Q2, we also began testing conversion of existing customers to annual prepaid subscriptions, and we are encouraged by the early results. The ability to transition from monthly to annual not only improves the company’s cash flow through revenue predictability, but it also will help improve retention and simplify back-end business processes.

As I mentioned, synergies were another key area of progress and 1 where we now expect to deliver at least $90 million of the 2-year goal of $100 million in the first year. Driving this acceleration were a variety of factors, all of which came from strong across-the-business execution. These included shifting some key product development work from higher-cost locations to our world-class development teams in Germany and Hungary, optimizing our marketing mix, the earlier-than-expected completion of many TSA requirements as well as cost reductions related to our systems consolidation. Ed will provide a deeper dive into these specific areas as part of his financial update in a few minutes.

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JULY 27, 2017 / 9:00PM, LOGM - Q2 2017 LogMeIn Inc Earnings Call

Another key priority in 2017 and one that I believe is critically important to the long-term success of our combined business is cultural integration.As I have mentioned before, both LogMeIn and GoTo were built on culture of innovation. And while each has distinct benefits and values, both were key to building market leaders.

In Q2, employees and leaders from both organizations as well as a growing number of new employees who joined up in the months following the close have led a bottoms-up effort to identify and harness a new shared set of cultural ideals and behaviors. And this more formal cultural initiative, which is nearing completion, is rapidly being complemented by organic team building and collaboration across functions and around the world.

In the quarter, I continue to travel to our offices in the U.S. and abroad, and it was heartening for me to observe teams coming together across virtually every functional area. And while this is still work in progress, I see an increasingly engaged organization emerging, one with a common set of operating principles and collectively held set of values that will help shape the future of the new LogMeIn, principles and values that we believe will give us a distinct advantage when it comes to attracting, developing and retaining some of the industry’s best talent.

Finally, I’m happy to report that we continue to make encouraging progress on our long-term strategy work. LogMeIn is the #1 or 2 player in every market in which we compete, and we believe we have the team, the products and the scale to not only raise the standards in those markets but also to pursue much larger adjacent market opportunities. This strategy work is now at a point where it’s beginning to filter through to product road maps as evidenced by the recent launch of our next-generation customer engagement offering, Bold360, an offering that we believe will help us expand from the live chat and remote support markets to a broader market for next-generation customer engagement platforms. It is also beginning to filter into our annual planning process, which feeds our investment decisions as well as our sales and marketing forecasts. That, in turn, will give us the opportunity to exit 2017 with a holistic view of how the longer-term strategy will shape our teams, operations and investments over the next 3 to 5 years.

And while we wait for the final pieces of strategy to come together before sharing them in detail, I can state that I believe no company in the world is better positioned to reimagine the meeting experience. Top companies rethink the way they engage with their customers or support their products and to dramatically simplify the way millions of people securely access applications and devices that define their digital lives. We have a proven track record of delivering products and services in ways that both delight end users and simplify the job of overwhelmed IT professionals. And the cross-selling we saw in the quarter reinforces our belief that our land and expand go-to-market model is highly leverageable as we develop our products or acquire new ones through M&A.

We believe our strategy work will yield a new profile for value creation among SaaS companies with top line growth, margin expansion and best-in-class cash flow combined with a strong commitment to capital returns, all at a meaningful scale. And we are looking forward to sharing these details and more at our first ever Analyst Day, which will be held December 19 in Boston.

So in summary, we are very encouraged by the progress we’ve made in the first half of 2017. We are either meeting or exceeding expectations when it comes to our priorities. Our employees are rising to the challenge to deliver on our high expectations, and our execution continues to improve each and every month as we work through the merger integration. In addition, as our strategy work has taken shape, we are more excited than ever about the opportunity in front of us for value creation for our employees, our customers and our shareholders.

I’ll now turn the call over to Ed, who will provide more detail on our Q2 results, accelerated synergy capture and our increased guidance. Ed?

Edward K. Herdiech - LogMeIn, Inc. - CFO and Treasurer

Thanks, Bill. Once again, I’m happy to report another strong quarter highlighted by continued execution and performance that exceeded the high end of our guidance for revenue, adjusted EBITDA and earnings per share. Q2 was the first full quarter since our merger closed, and I continue to be pleased with the hard work, commitment and resilience of our employees as we undertake a massive effort to integrate the 2 businesses. These efforts, which are often overlooked, include servicing millions of customers by building new teams and integrating multiple systems, business processes and facilities. We’ve made great progress to date but still have work to complete before we achieve our desired productivity and efficiency levels.

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JULY 27, 2017 / 9:00PM, LOGM - Q2 2017 LogMeIn Inc Earnings Call

Before I get to the financials, I want to provide some additional context to Bill’s comments regarding the progress we’ve made on our synergy goals. In advance of the merger close, we set up and staffed a professional integration management office tasked to prepare detailed integration and synergy capture plans and to manage and report against the actual execution of these plans. This readiness and capability has enabled us to accelerate execution in a controlled way against most initiatives, putting us significantly ahead of our first year synergy targets as evidenced by our margin performance.

We now expect to deliver at least $90 million of first year run rate synergies, which is $25 million above our previous target. Several actions contributed to our accelerated synergy capture, all of which were the result of strong company-wide execution. Some examples include: First, we improved the overall marketing strategy by transitioning to a more modern and cost-effective digital media mix and away from less sufficient historical channels. This transition leverages the highly complementary skill sets and experience of our combined marketing teams. Second, we made good progress shifting key product development from higher-cost locations to Central Europe, where we have world-class development teams in both Germany and Hungary; and third, we moved quickly to build infrastructure and capacity to allow us to exit nearly all the TSA agreements entered into with Citrix for support services in areas such as IT, securities and facilities.

With that, I’ll review some of the financial highlights for the quarter. Total revenue was $267 million, which exceeded the high end of our guidance by $1 million and represents approximately 6% year-over-year pro forma growth. Adjusted EBITDA was $94.4 million or 35.4% of revenue, which easily exceeded the high end of our guidance by $5.4 million. EPS was $1.01 per share or $0.07 above the high end of our guidance. Cash flow continued to be strong. Operating cash flow was $99 million or 37% of revenue, and free cash flow was $85 million or 32% of revenue. Through the first half of the year, we’ve generated more than $200 million of free cash flow or nearly $4 per share, which we believe is a meaningful metric to evaluate cash flow. Given our strong first half cash flow, we are now targeting full year free cash flow margins of approximately 28%.

Regarding our top line performance, our collaboration cloud grew 7% year-over-year on a pro forma basis and accounted for 55% of total company revenue. Our identity and access management cloud grew 9% year-over-year on a pro forma basis and represented 28% of total company revenue. Our service cloud was down 4% year-over-year on a pro forma basis and represented 17% of total company revenue. International revenue comprised approximately 23% of total revenue.

For the combined company, our gross renewal rate across all products on an annualized dollar basis was approximately 75%, consistent with prior quarters.

Next, I’ll provide some additional details regarding our second quarter expenses. Gross margin was 83% in the quarter, which were in line with our expectations. Our adjusted EBITDA margin was strong at 35.4%, which was significantly above the high end of our guidance and up from 32.8% in Q1. Our margin performance was driven by our revenue overdelivery and lower sales and marketing and engineering expenses resulting from accelerated synergy capture and effective expense controls.

Sales and marketing expenses were $88 million or 33% revenue, down 2 percentage points from Q1. Research and development expenses were $33.4 million or 12.5% of revenue, down 0.5 percentage point from Q1. G&A expenses were $21.7 million or 8% of revenue, which was unchanged from last quarter. Our effective tax rate for the second quarter was 31%, which was in line with our expectations. And quarter-end headcount was 2,778.

Turning to the balance sheet. We ended the quarter with total cash of $285 million, down $11 million from last quarter. Total accounts receivable was $76 million, and accounts receivable days outstanding were 26 days. GAAP deferred revenue at the end of the quarter was $310 million. After adding back the acquisition fair value adjustment on a net basis, deferred revenue was approximately $325 million, which represents approximately 15% year-over-year growth on a pro forma basis.

In the quarter, we paid $12 million in merger-related expenses, $13 million in common stock dividends, and we also repaid the $30 million that was outstanding on our credit facility. In the period, we spent $22 million to repurchase approximately 203,000 shares of our stock. Also related to our capital return plan, we announced that we will pay a $0.25 per share dividend on August 25, 2017, to stockholders of record on August 9, 2017.

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JULY 27, 2017 / 9:00PM, LOGM - Q2 2017 LogMeIn Inc Earnings Call

Before I provide our financial outlook for the third quarter and full year 2017, I’d like to mention 2 clarifying notes: First, our full year outlook excludes GoTo’s January 2017 results; and second, our press release includes a GAAP reconciliation of projected revenue, net income, net income per share and EBITDA and identifies all the add backs that are used to calculate these projections.

For the third quarter of 2017, we expect revenue to be in the range of $271 million to $273 million, which represents 6% year-over-year growth on a pro forma basis. We are currently targeting adjusted EBITDA to be in the range of $100 million to $102 million and an adjusted EBITDA margin of approximately 37% of revenue.

Our net income per diluted share is expected to be in the range of $1.10 to $1.12. GAAP net income per share is expected to be in the range of $0.18 to $0.20. Net income assumes an effective tax rate of approximately 30%, and GAAP net income assumes a tax benefit of approximately $2 million. Both net income per share and GAAP net income per share are based on estimated 54 million fully diluted weighted average shares outstanding.

For the full year, we expect revenue to be in the range of $1,012,000,000 to $1,017,000,000. We are expecting adjusted EBITDA for the full year to be in the range of $354 million to $361 million with adjusted EBITDA margins to be in the range of 35% to 35.5% of revenue, which is 80 basis points above the midpoint of our previous guide.

Our net income per diluted share is expected to be in the range of $4 to $4.10. GAAP net income per share is expected to be in the range of $0.15 to $0.25. Net income assumes an effective tax rate of approximately 30%, and GAAP net income assumes a tax benefit of approximately $35 million. And finally, net income per share is based on an estimated 52 million fully diluted weighted average shares outstanding.

That concludes my remarks, and I’ll turn the call back over to the operator to take your questions.

Q U E S T I O N S   A N D   A N S W E R S

Operator

(Operator Instructions) And we’ll take our first question from Matt Hedberg with RBC Capital Markets.

Matthew George Hedberg - RBC Capital Markets, LLC, Research Division - Analyst

Bill, I think it was really great to hear the $90 million in year 1 cost synergies really an acceleration from the initial plan. I’m curious though, does the 2-year cost-saving goal of $100 million have a potential to move higher as we get into next year? Or is more the focus of that point shifting to some more of the revenue synergies?

William R. Wagner - LogMeIn, Inc. - CEO, President and Director

Yes. I think as -- I mean, thank you, first of all, for the question, Matt. Yes, we’re really happy with the progress we’ve made delivering the synergy. I think the $90 million is a number that we’re really proud of the work that we’ve done, but look, we’re really comfortable with the $100 million at this point. I think, beyond that, we’re -- where we believe and we’ve communicated, we think there’s beyond just the synergy capture. Our model will assume that we can go deliver continued margin expansion over time. So as we start to look at long-term outlook in 2018, then we’ll start talking about that.

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JULY 27, 2017 / 9:00PM, LOGM - Q2 2017 LogMeIn Inc Earnings Call

Matthew George Hedberg - RBC Capital Markets, LLC, Research Division - Analyst

That’s great. And the maybe one other point. When you initially announced the GoTo transaction, I believe you talked about the potential for $20 million of revenue dis-synergies. Now you mentioned several examples of successful cross-selling you’ve seen. I guess, how do you feel about that figure? To me, it sounds like GoTo has accelerated from the levels of when you acquired it.

William R. Wagner - LogMeIn, Inc. - CEO, President and Director

No. I think that, that number is -- we don’t -- we haven’t even calculated exactly what the dis-synergy is, but I did allude to in my comments the --some of the disruption we caused in the short term with moving everyone over to new systems and sales territories and compensation. A lot of that -- most of that work is behind us. We’re still -- we still have some work to do to get it to the right level. But as I said, sales productivity isn’t at -- back at historical levels yet, but we’re really pleased with the progress we’ve made in the quarter. I think, as we work through the second half of the year, that’s something that we expect to kind of return back to historical rates. And then at that point, I think I’ll talk of dis-synergies behind us. But in fact, obviously, that’s all factored into the guide.

Operator

And we’ll take our next question from Raimo Lenschow with Barclays.

Raimo Lenschow - Barclays PLC, Research Division - Director and Analyst

Can you hear me okay?

William R. Wagner - LogMeIn, Inc. - CEO, President and Director

Yes, Raimo, we can hear you.

Raimo Lenschow - Barclays PLC, Research Division - Director and Analyst

Bill, can you talk a little bit about -- on the revenue side, you obviously had an acceleration in some of your segments and then a deceleration in others. Can you talk a little bit about to -- what you’re seeing there? Is that kind of merger related? Is that kind of market related? And then the follow-up on that one is if you look at your growth plans -- and international, at the moment, looks like almost like you’re underrepresented there. Can you just talk a little bit about the market and the opportunity there?

William R. Wagner - LogMeIn, Inc. - CEO, President and Director

Sure. Thanks, Raimo, for the question. Yes, I mean, overall, I think we are pleased with the growth we saw in -- across-the-board. I think the one area that maybe you’re alluding to, service cloud was down, pretty much what it was -- similar to what it was in Q1, and that’s really result of the changes we made coming into the merger by not doing some things on the product side that we had planned for 2017. We inherited some slower growing assets in that area, which also go [with corporate] for instance, which we’ve deemphasized. That was already in decline. But overall, across the portfolio, we saw good growth in the big areas. And in terms of kind of long-term growth, I think international is an interesting opportunity for us. Clearly, we’re underpenetrated. Before the merger, we were -- 29%, 30% of our business was international. Now we’re back down to like 23%, low 20s. So clearly, there’s opportunity for us to expand as we take these new products that we have and begin cross selling them into our base. I don’t necessarily think that means geographic expansion. I think it’s using our existing sales organization. But I think, in addition, growth, from my perspective, comes from not just sales efficiency but also from some organic initiatives, new products that we plan to launch, leveraging the customer base, cross selling and improving retention, M&A, pricing and packaging. So it’s a variety of areas where I think growth will come from. International will be one of them.

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JULY 27, 2017 / 9:00PM, LOGM - Q2 2017 LogMeIn Inc Earnings Call

Raimo Lenschow - Barclays PLC, Research Division - Director and Analyst

Okay. And then the quick one -- one quick one on cash flow. So the move towards more annual, how does that translate -- like, is that kind of a1-quarter event? How does that kind of translate into the cash flow statement?

Edward K. Herdiech - LogMeIn, Inc. - CFO and Treasurer

Hey, this is Ed. So as you know, we’ve been -- started the process of transitioning GoTo’s monthly business to annual contracts, primarily focused on touch or business sold through their sales force to new customers. And we’re just kind of getting underway on e-commerce and on renewals. And so we’re at -- really at the really beginning of it. And so you see the impact in deferred revenue, but for Q2, it’s a pretty small number, probably about $5 million. But the big opportunity is in really in the renewal base. As we start to renew that business and push for annual contracts, annual payment terms, that probably takes through 2018 to do, but by far it’s the biggest opportunity for us.

Operator

We will go next to Gregg Moskowitz with Cowen and Company.

Gregg Steven Moskowitz - Cowen and Company, LLC, Research Division - MD and Senior Research Analyst

So the cross-selling activity has gotten off to a strong start. Frankly, it’s not easy to get 90% of your combined sales force to buy into and have success selling products that previously were not available to them. And in light of that, Bill, wondering if you could talk about your expectations from cross-selling over the balance of the year.

William R. Wagner - LogMeIn, Inc. - CEO, President and Director

Yes. I think, as I said, getting 90% of the reps to do it, I think was -- in our first full quarter was above what I expected. I think we are -- it’s fair to say we’re in early stages. We’ve really just scratched the surface, from my perspective, of formalized cross selling and training of reps. And again, this is all against the backdrop of the merger and the integration and the systems work. So I think that’s really only going to increase over time. So I think there’s a lot more opportunity in front of us, but I was encouraged to see this strong start certainly.

Gregg Steven Moskowitz - Cowen and Company, LLC, Research Division - MD and Senior Research Analyst

Okay. And then you mentioned that you expect sales productivity on the GoTo side to return to historical rates in the second half. Having said that, the GoTo sales motion and sales productivity were not exactly running at optimized levels in 2016. So is there opportunity to exceed historical sales productivity levels on the GoTo side in 2017? Or is that just too soon?

William R. Wagner - LogMeIn, Inc. - CEO, President and Director

Yes. So my comments were really about sales productivity across the entire sales organization, so not just -- didn’t really matter whether you’re former GoTo or former LogMeIn sales rep. You had a new process, sales process, likely had a new territory, new boss, new back-end system. So it -- the change has really affected everyone. So it’s really a global comment. It’s not just a certain segment of our sales organization. I think we’ve put a lot of challenges in front of them, and they really persevered, and it was great to see their improvement through the quarter. I do think historical levels -- when I think of historical levels, again, I think of that globally speaking. So we kind of know what LogMeIn’s historical sales levels were, and that’s the expectation we expect the entire sales organization to get back to once we continue to knock down some of the barriers that we put in front of them.

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JULY 27, 2017 / 9:00PM, LOGM - Q2 2017 LogMeIn Inc Earnings Call

Operator

We’ll take our next question from Tim Klasell with Northland Securities.

Tyler Wood

This is Tyler Wood on for Tim. Just in terms of go to market, you mentioned in the past, I think on the Q1 call, you’re organizing a bit into sort of a hunter-gatherer type model. Is there any update on how this is going as far as that change?

William R. Wagner - LogMeIn, Inc. - CEO, President and Director

Yes. So that is the historic LogMeIn model that we were migrating the entire company to. So that’s a model that LogMeIn’s been operating in for years, and now our entire sales organization is aligned that way. We’re going to continue -- as I just mentioned, we’re going to continue to refine the sales organizations we work through the year. But right now we’re -- we’ve already reorganized along those lines.

Tyler Wood

All right. Great. That’s helpful. And then one last one on those migrations from the monthly to annual. You talked about seeing some success early on. Could you give a little bit more color into what levers you’ve been using to kind of encourage those and maybe what you would think about using in the future there?

William R. Wagner - LogMeIn, Inc.- CEO, President and Director

Ed, you want to comment?

Edward K. Herdiech - LogMeIn, Inc. - CFO and Treasurer

Yes, sure. So the early successes, I think we’re talking about is in the renewal channel. So GoTo had a passive renewal process where they relied heavily on the terms, the evergreen terms in their contract. And given they’re 70% invoicing rather than e-commerce, they send invoices to their customers, and if they pay them, great. If they didn’t, then they get involved after the fact. So what we’ve done is we’ve really aligned business practices around kind of the LogMeIn renewal process, where we’re -- we have a team of renewal reps that 60, 90 days ahead of time will proactively reach out to customers to solidify the renewal. And at that time, they’ll also work in the annual billing terms as well. So we just really started in June in earnest, and we’re seeing good results so far.

Operator

We will take our next question from Ben McFadden with KeyBanc Capital Markets.

Benjamin J. McFadden - KeyBanc Capital Markets Inc., Research Division - Research Analyst

I want to come back to this cross-sell topic. I know it’s been a couple of questions on the topic already, but Bill, maybe you could just talk to us kind of where -- what pair the solutions -- I know you mentioned LastPass as far as seeing lots of adoption but just maybe more specifically in kind of what the payers are of where you’re seeing these cross-sells most often happen throughout your sales reps.

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JULY 27, 2017 / 9:00PM, LOGM - Q2 2017 LogMeIn Inc Earnings Call

William R. Wagner - LogMeIn, Inc. - CEO, President and Director

Yes. Thanks for the question, Ben. So I think, as I had predicted, I think, or at least thought internally, I expected LastPass would be something we could sell across the entire base, and actually, that’s what we saw. It really wasn’t a product that we pair it up with other products. The sales team just embraced it, and we think it has broad applicability across our now much larger customer base. So I think it’s early days for that, but it was great to see some of that success. I think you saw OpenVoice and the join.me base as another pair. Again, it was -- it’s still relatively early for that, but we saw some success there. Surprising success, probably not something I would have predicted because we didn’t have a lot of initiatives around our IT portfolio and products like Central being sold into the base. That’s into the GoTo base. That was the product that the GoTo sales reps did not have a -- did not have before, and so was really happy to see that. And also saw a lot of LogMeIn reps selling GoToMeeting, and so that was encouraging to see. So it was both ways, and it’s in a lot of different places. I would still say, though, it’s -- remember, it’s still early. It was 1 quarter in to any kind of formal plans. I think we’ll have probably more higher degree of pattern recognition once we get our second full quarter behind us.

Benjamin J. McFadden - KeyBanc Capital Markets Inc., Research Division - Research Analyst

Great. And then I just wanted to kind of follow up on, as we think about the parts of the portfolio where you have significant amount of product overlap in access management and support, I was curious whether you have any updated or recent thoughts on kind of how you are approaching those markets. I know you announced the -- an at Analyst Day for December, but just curious on whether we have any updated thoughts today on kind of how you might approach that.

William R. Wagner - LogMeIn, Inc. - CEO, President and Director

Yes. So thank you. Yes, the strategy work, as I mentioned, is really starting now to kind of come to a conclusion, and I think there will be -- there’s definitely opportunities for brand consolidation in certain areas where we have overlapping products. And I think we’ll just provide more detail on Analyst Day. But -- and also, for competitive reasons, I don’t want to disclose that at this point.

Operator

We’ll take our next question from Jordan Zelin with Needham & Company.

Jordan Lee Zelin - Needham & Company, LLC, Research Division - Research Assoc of Communications Infrastructure, ICs & Consumer Semiconductors & Technical Software

This is Jordan on for Rich. Just want to follow up on the synergies. So obviously, you guys are executing well but just wanted to know if there’s anything in particular about the business combination that maybe surprised you or something that caused you to be able to execute better.

William R. Wagner - LogMeIn, Inc. - CEO, President and Director

So I mean, we’re -- Ed and I are -- as we look at each other, I mean, I think, it’s really just the result of we pushed really hard but we weren’t sure until we got into the merger whether we could deliver on our expectations. And as, I think, Ed alluded to, the team did a great job and really dug in, and we took a really aggressive approach to try to get it. We probably moved even more quickly than we had initially anticipated, and that was just a directive that, I think, we, as a leadership team, felt was important. So I don’t think anything dramatically changed as much as it was kind of a mantra of trying to accelerate to get any kind of synergy or any kind of systems pain behind us and let the team start working towards the future. Ed, any comments you would provide?

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JULY 27, 2017 / 9:00PM, LOGM - Q2 2017 LogMeIn Inc Earnings Call

Edward K. Herdiech - LogMeIn, Inc. - CFO and Treasurer

Yes -- no. I guess, just to echo Bill’s points, look, we approached this as a big merger and a huge effort, and we’re pretty measured in our approach and wanted to get into it before we committed further. So that’s typically the way we work, so nothing other than that.

Jordan Lee Zelin - Needham & Company, LLC, Research Division - Research Assoc of Communications Infrastructure, ICs & Consumer Semiconductors & Technical Software

Got it. And then last one. So your renewal rate has been around 75%, but we understand the GoTo business had a higher 1. And I just wanted to figure out what you expect maybe the blended renewal rate of the business to be going forward.

Edward K. Herdiech - LogMeIn, Inc. - CFO and Treasurer

Yes. So as we reported, the gross renewal rate across all products on an annualized dollar basis was about 75%. I think on the last call, we said, if you had to generalize, maybe the GoTo products were a little on the higher side of 75%, and the LogMeIn products, a little on the lower side. We’ve done more pricing than -- pricing work than they have done in the past. But that said, going forward, at least through this year, we’re modeling 75% for the year.

Operator

We’ll go next to Alex Zukin with Piper Jaffray.

Scott Alan Wilson - Piper Jaffray Companies, Research Division - Research Analyst

This is Scott Wilson on for Alex. Maybe one question for Bill and then a follow-up for Ed. Some interesting product announcements this quarter. Specific to the Bold360 announcement, I was wondering if you’d expand on your thoughts on the product. It seems to be putting you into an interesting higher growth market but on the surface, maybe also more competitive market. So could you kind of just talk about your expectations for this product, maybe its potential for returning this business segment to a market rate of growth and how this product kind of fits into the market competitively or how it fills white spaces there?

William R. Wagner - LogMeIn, Inc. - CEO, President and Director

Yes, sure. So I think what we -- thank you for the question. I think when we announced the product, we really did talk about we think there’s a new need for kind of a relook at CRM, which is really kind of a data-out strategy as opposed to a customer-in strategy. And really, what we built Bold360 around was customer engagement and starting there. And a lot of the companies -- keep in mind that a lot of the companies who we expect to buy Bold360 are companies who maybe are really in the early stages of providing customer support, especially multichannel customer engagement. So for us, this was, I think, a pretty significant evolution. And keep in mind, it also combines some of the elements of Rescue and Bold together. So we can provide customer support. We can also provide device support. And when you think about our IoT initiative around the support of things, that will also be part of this. So from 1 product, you can have a, really, a 360-degree view of that customer and how they engage with you across multiple channels, chat, phone, e-mail, SMS, video, social media, kind of all in 1 place. So we think that’s different from what we see in the marketplace, but we have to go out and start selling it. So we announced it last month. Good feedback from our customer advisory board and initial interest from our customer base has been very good. But now we have to go sell it, so we’ll see.

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JULY 27, 2017 / 9:00PM, LOGM - Q2 2017 LogMeIn Inc Earnings Call

Scott Alan Wilson - Piper Jaffray Companies, Research Division - Research Analyst

Got it. Ed, just quickly, you walked up free cash flow margins from like 25% to 26% to now 28%. Still implies compression in the back half, which really isn’t unusual for you guys. Can you just remind me what the seasonal impacts are influencing kind of that metric or, potentially, investment decisions as well?

Edward K. Herdiech - LogMeIn, Inc. - CFO and Treasurer

Sure. The seasonal impact is really related to the LogMeIn business and converting the free base to pro to paid at introductory prices and then renewing them at list price and then raising prices again. All primarily in Q1 and a little bit into Q2 is really the bulk of that renewal cycle. So that still exists and still impacts our business from a seasonality perspective.

Operator

And that concludes our question-and-answer session for today. At this time, I’d like to turn the conference back over to Bill Wagner for any additional or closing comments.

William R. Wagner - LogMeIn, Inc. - CEO, President and Director

Thanks, everybody, for your questions tonight. We’re really encouraged by the progress we’ve made bringing together LogMeIn and GoTo business into what we think is a preeminent leader in SaaS. And we’ve continued to execute against our top business objectives as we work through the first full quarter we’ve had together. We’re now expecting to deliver at least $90 million in run rate synergies in year 1 as the complementary nature of our former businesses continues to exceed our expectations. We’re also encouraged by the increasing sales productivity we saw on the quarter. The teams are coming together quickly, and our strategy work, while still being fully formed, is already beginning to make its way into our product road maps. Now as a result, we expect a strong second half, one that we believe will lay the foundation for the next 3 to 5 years. We look forward to sharing our progress when we report our Q3 results in October as well as more on the future strategy and long-term outlook in December on our Analyst Day. Thank you for your time this evening.

Operator

Ladies and gentlemen, this does conclude today’s conference. Thank you for your participation. You may now disconnect.

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